Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:    Media
Courtney Boone
(412) 433-6791
Investors/Analysts                                             Dan Lesnak
(412) 433-1184
FOR IMMEDIATE RELEASE
UNITED STATES STEEL CORPORATION REPORTS
HIGHEST FULL-YEAR NET INCOME SINCE 2008

•	Full-year net income of $102 million, or $0.69 per diluted share;
Adjusted net income of $676 million, or $4.47 per diluted share

•	Full-year adjusted EBITDA of $1.7 billion

•	Operating cash flow of $1.5 billion for 2014

•	Net debt at year end of $2.1 billion, a decrease of $1.2 billion during 2014

•	Total liquidity of $3.1 billion, including $1.4 billion of cash

•	Carnegie Way benefits of $575 million realized in 2014

PITTSBURGH, January 27, 2015 – United States Steel Corporation (NYSE: X) reported its highest full-year net income since 2008 as the Carnegie Way delivered more earnings power.
For the full-year 2014, U. S. Steel reported net income of $102 million, or $0.69 per diluted share, which included net charges of $574 million, or $3.78 per diluted share, primarily due to non-cash charges for strategic actions. For the full-year 2013, U. S. Steel reported a net loss of $1,645 million, or $11.37 per diluted share, which included net charges of $1.5 billion, or $10.61 per diluted share, primarily due to a non-cash goodwill impairment charge and non-cash restructuring and other charges.

Fourth quarter 2014 net income of $275 million, or $1.83 per diluted share, compares to fourth quarter 2013 net income of $297 million, or $1.93 per diluted share, and a third quarter 2014 net loss of $207 million, or $1.42 per diluted share.
See the Non-GAAP Financial Measures section for a description of the non-GAAP measures and a reconciliation to net income (loss) attributable to U. S. Steel and income (loss) from operations.

Earnings Highlights

(Dollars in millions, except per share amounts)	4Q 2014	3Q 2014	4Q 2013	2014	2013
Net Sales	$4,072	$4,587	$4,269	$17,507	$17,424
Segment income from operations
Flat-rolled	$247	$347	$87	$709	$105
U. S. Steel Europe	34	29	12	133	28
Tubular	121	69	32	261	190
Other Businesses	18	34	15	82	77
Total reportable segment and Other Businesses income from operations	$420	$479	$146	$1,185	$400
Postretirement benefit expense	(24)	(26)	(56)	(114)	(221)
Other items not allocated to segments	1	(594)	(319)	(658)	(2,079)
Income (loss) from operations	$397	$(141)	$(229)	$413	$(1,900)
Net interest and other financial costs	50	60	75	243	332
Income tax provision (benefit) (a)	72	6	(601)	68	(587)
Less: Net loss attributable to the noncontrolling interests	—	—	—	—	—
Net income (loss) attributable to United States Steel Corporation (a)	$275	$(207)	$297	$102	$(1,645)
-Per basic share	$1.89	$(1.42)	$2.06	$0.71	$(11.37)
-Per diluted share	$1.83	$(1.42)	$1.93	$0.69	$(11.37)
(a) 2013 amounts have been revised to correct a prior period error that resulted in additional tax benefit of $27 million.
Commenting on results, U. S. Steel President and Chief Executive Officer Mario Longhi said, “We are pleased to report another quarter of strong operating results, which continue to reflect the significant and sustainable improvement in our earnings power from our Carnegie Way transformation efforts."
Total reportable segment and Other Businesses income from operations of $420 million, or $92 per ton, for the fourth quarter of 2014 compares to income from operations of $479 million, or $94 per ton, in the third quarter of 2014 and income from operations of $146 million, or $30 per ton, in the fourth quarter of 2013.

Cash provided by operating activities was $1.5 billion for the year ended December 31, 2014, representing a significant improvement from the year ended December 31, 2013. Additionally, we reduced net debt (total debt less cash and cash equivalents) from $3.3 billion at December 31, 2013, to $2.1 billion at December 31, 2014, the lowest level since 2006, primarily due to our improved cash position during 2014. As of December 31, 2014, U. S. Steel had $1.4 billion of cash and $3.1 billion of total liquidity compared to cash and total liquidity of $604 million and $2.3 billion, respectively, at December 31, 2013.
Reportable Segments and Other Businesses
Fourth quarter results for our Flat-rolled segment decreased compared to the third quarter primarily due to increased repairs and maintenance costs of approximately $100 million due to a reline of a blast furnace at Mon Valley Works and planned blast furnace maintenance projects at Granite City and Great Lakes, which resulted in lower operating levels. Despite the lower production levels, our Flat-rolled segment still achieved income from operations of $82 per ton for the fourth quarter. Shipments and average realized prices decreased from the third quarter as a result of weaker spot market conditions. Our Flat-rolled segment results continue to be adversely impacted by the acceleration of imports during 2014, but most significantly by the massive surge of imports during the fourth quarter. Full-year Flat-rolled segment results for 2014 increased as compared to 2013 primarily due to the benefits provided by our Carnegie Way efforts, increased average realized prices and reduced raw materials costs partially offset by higher energy costs.
    European segment results improved slightly compared to the third quarter primarily due to higher shipments; lower raw materials costs, primarily for iron ore; and lower facility repairs and maintenance costs as scheduled maintenance was completed in the third quarter. These improvements were partially offset by negative foreign currency effects driven by the strengthening of the U.S. dollar. Additionally, a shift in product mix resulted in lower average realized euro-based prices. Full-year European segment results for 2014 increased as compared to 2013 due to the benefits provided by our Carnegie Way efforts and decreased raw materials costs partially offset by a decrease in average realized euro-based prices.
Fourth quarter results for our Tubular segment increased compared to the third quarter. Average realized prices increased primarily due to improved pricing and mix as a result of increased alloy OCTG shipments. Full-year Tubular segment results for 2014 increased as compared to 2013 primarily due to the benefits provided by our Carnegie Way efforts.

2015 Outlook
Commenting on U. S. Steel's outlook for 2015, Longhi said, “Our Carnegie Way progress so far has exceeded our expectations in this multi-year journey. We expect to continue to generate benefits from our transformation which focuses on creating value through sustainable improvements in our business model and earnings power.”
We anticipate that the global economy in 2015 will expand at a moderate rate, with U.S. economic growth of approximately 3% and European economic growth of approximately 1%. Steel demand tracks directionally with GDP, and our view is that we will continue to see low single digit growth rates in each region, which is broadly consistent with worldsteel Association projections. We expect that the depressed oil prices will have a negative impact on our Tubular segment. Although this will also be a headwind for our Flat-rolled segment, we are encouraged by the potential that improved consumer spending could provide to overall flat-rolled demand. We may continue to experience high levels of imports, which we believe in many cases are unfairly traded. Moreover, our earnings from USSK are likely to be negatively affected by foreign exchange rates, particularly the strengthening of the U.S. dollar.
We are focused on creating economic profit throughout the business cycle. Our balance sheet and liquidity are stronger, and our healthy cash flows give us the strategic flexibility to continue to improve our performance under this set of market conditions. We are confident that the Carnegie Way will continue to deliver meaningful improvements helping to offset headwinds throughout 2015. With our strong balance sheet and continued Carnegie Way improvements, we are in a much better position to respond quickly to challenging market conditions, and our improved earnings power will enable us to be more profitable during these market conditions than we have been in the past.
Focusing on short term fluctuations in a volatile environment is contrary to the foundations of the Carnegie Way transformation. We believe that value creation comes from a sustained improvement in earnings power across the business cycle and to achieve our ultimate goal of delivering economic profit, we cannot be deterred by short term volatility in our markets. Consistent with this strategy we will provide quantitative annual earnings guidance as we believe it provides all of our stakeholders with a more informed view of our earnings potential as compared to a short term quarter to quarter perspective.
We have proven in 2014 that we can respond to challenging headwinds. As we enter 2015 with this volatile market, we face significant challenges from dramatically lower oil prices, lower steel prices, and the impact of the stronger U.S. dollar and global overcapacity on imports and our operations, but we expect our Carnegie Way journey to continue to generate additional benefits in 2015, including healthy cash flows, strong liquidity, and sustaining our improved balance sheet. Based on all of the factors described above, we expect full-year 2015 adjusted Income from Operations to be between $550 million and $850 million, or adjusted EBITDA of between $1.1 billion and $1.4 billion.
*****
This release contains forward-looking statements with respect to economic and market conditions, operating costs, shipments and prices. Factors that could affect economic and market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix (which are influenced by, among other things, the prices of commodities such as oil, iron ore and steel scrap); (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including court decisions, legislation and agency decisions on petitions and sunset reviews; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions, climate change and shale gas development. Economic conditions and political factors in Europe that may affect U. S. Steel Europe's results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) fiscal instability; (p) political issues; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. We present adjusted net income (loss), adjusted net income (loss) per diluted share, EBITDA, Adjusted EBITDA and net debt, which are non-GAAP measures, as additional measurements to enhance the understanding of our operating performance and facilitate a comparison with that of our competitors. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings for U. S. Steel.
A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on fourth quarter earnings on Wednesday, January 28, at 8:30 a.m. Eastern. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on “Current Information” under the “Investors” section.
For more information on U. S. Steel, visit our website at www.ussteel.com.
-oOo-
2015-003

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	December 31,
(Dollars in millions, except per share amounts)	2014	2014	2013	2014	2013
NET SALES	$4,072	$4,587	$4,269	$17,507	$17,424

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	3,466	3,848	3,911	15,449	16,016
Selling, general and administrative expenses	117	125	161	523	610
Depreciation, depletion and amortization	138	158	170	627	684
Income from investees	(39)	(50)	(9)	(142)	(40)
Impairment of goodwill	—	—	23	—	1,806
Restructuring and other charges	2	236	248	256	248
Loss on deconsolidation of U. S. Steel Canada and other charges	3	413	—	416	—
Net gain on disposal of assets	—	(2)	—	(23)	—
Other (income) expense, net	(12)	—	(6)	(12)	—

Total operating expenses	3,675	4,728	4,498	17,094	19,324

INCOME (LOSS) FROM OPERATIONS	397	(141)	(229)	413	(1,900)
Net interest and other financial costs	50	60	75	243	332

INCOME (LOSS) BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	347	(201)	(304)	170	(2,232)
Income tax provision (benefit) (a)	72	6	(601)	68	(587)

Net income (loss)	275	(207)	297	102	(1,645)
Less: Net income attributable to the
noncontrolling interests	—	—	—	—	—
NET INCOME (LOSS) ATTRIBUTABLE TO
UNITED STATES STEEL CORPORATION (a)	$275	$(207)	$297	$102	$(1,645)

COMMON STOCK DATA:

Net income (loss) per share attributable to
United States Steel Corporation shareholders:
Basic (a)	$1.89	$(1.42)	$2.06	$0.71	$(11.37)
Diluted (a)	$1.83	$(1.42)	$1.93	$0.69	$(11.37)

Weighted average shares, in thousands
Basic	145,654	145,348	144,740	145,164	144,578
Diluted	150,481	145,348	155,692	152,103	144,578

Dividends paid per common share	$0.05	$0.05	$0.05	$0.20	$0.20
(a) 2013 amounts have been revised to correct a prior period error that resulted in additional tax benefit of $27 million.

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Year Ended
	December 31,
(Dollars in millions)	2014	2013
Cash provided by (used in) operating activities:
Net income (loss) (a)	$102	$(1,645)
Depreciation, depletion and amortization	627	684
Impairment of goodwill	—	1,806
Restructuring and other charges	256	248
Loss on deconsolidation of U. S. Steel Canada and other charges	416	—
Pensions and other postretirement benefits	(235)	(28)
Deferred income taxes (a)	76	(386)
Net gain on disposal of assets	(23)	—
Working capital changes	74	(148)
Income taxes receivable/payable	161	(187)
Currency remeasurement loss	42	7
Other operating activities	(4)	63
Total	1,492	414

Cash (used in) provided by investing activities:
Capital expenditures	(419)	(477)
Acquisition of intangible assets	—	(12)
Disposal of assets	29	3
Other investing activities	24	93
Total	(366)	(393)

Cash (used in) provided by financing activities:
Issuance of long-term debt, net of financing costs	—	575
Repayment of long-term debt	(325)	(542)
Receipts from exercise of stock options	13	—
Dividends paid	(29)	(29)
Total	(341)	4

Effect of exchange rate changes on cash	(35)	9

Net increase in cash and cash equivalents	750	34
Cash and cash equivalents at beginning of the year	604	570

Cash and cash equivalents at end of the period	$1,354	$604
(a) 2013 amounts have been revised to correct a prior period error that resulted in additional tax benefit of $27 million.

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	Dec. 31	Dec. 31
(Dollars in millions)	2014	2013
Cash and cash equivalents	$1,354	$604
Receivables, net	1,942	2,160
Inventories	2,496	2,688
Other current assets	639	626
Total current assets	6,431	6,078
Property, plant and equipment, net	4,574	5,922
Investments and long-term receivables, net	939	621
Intangible assets, net	204	271
Other assets	166	251

Total assets	$12,314	$13,143

Accounts payable	$2,001	$1,754
Payroll and benefits payable	1,003	974
Short-term debt and current maturities of long-term debt	378	323
Other current liabilities	187	194
Total current liabilities	3,569	3,245
Long-term debt, less unamortized discount	3,120	3,616
Employee benefits	1,117	2,064
Other long-term liabilities (a)	708	842
United States Steel Corporation stockholders' equity (a)	3,800	3,375
Noncontrolling interests	—	1

Total liabilities and stockholders' equity	$12,314	$13,143
(a) 2013 amounts have been revised to correct a prior period error that resulted in additional tax benefit of $27 million.

UNITED STATES STEEL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)

We present EBITDA, adjusted EBITDA, adjusted net income (loss) and adjusted net income (loss) per diluted share, which are non-GAAP measures, as an additional measurement to enhance the understanding of our operating performance and facilitate a comparison with that of our competitors. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA and adjusted net income (loss) are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

RECONCILIATION OF ADJUSTED EBITDA

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(Dollars in millions)	2014	2014	2013	2014	2013
Reconciliation to income (loss) from operations
Adjusted EBITDA	$534	$611	$260	$1,698	$863
Loss on deconsolidation of U. S. Steel Canada and other charges	(3)	(413)	—	(416)	—
Impairment of carbon alloy facilities	4	(199)	—	(195)	—
Write-off of pre-engineering costs	—	(37)	—	(37)	—
Gain on sale of real estate assets	—	55	—	55	—
Litigation reserves	—	—	—	(70)	—
Loss on assets held for sale	—	—	—	(14)	—
Curtailment gain	—	—	—	19	—
Impairment of goodwill	—	—	(23)	—	(1,806)
Restructuring and other charges (a)	—	—	(296)	—	(296)
Supplier contract dispute settlement	—	—	—	—	23
EBITDA	535	17	(59)	1,040	(1,216)
Depreciation, depletion and amortization expense	(138)	(158)	(170)	(627)	(684)
Income (loss) from operations, as reported	$397	$(141)	$(229)	$413	$(1,900)
(a) Related primarily to the shut down of the iron and steelmaking facilities at Hamilton Works.

UNITED STATES STEEL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)

RECONCILIATION OF ADJUSTED NET INCOME (LOSS)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(Dollars in millions, except per share amounts)	2014	2014	2013	2014	2013
Reconciliation to net income (loss) attributable to United States Steel Corporation
Adjusted net income (loss) attributable to United States Steel Corporation (a)	$274	$325	$38	$676	$(110)
Loss on deconsolidation of U. S. Steel Canada and other charges	(1)	(384)	—	(385)	—
Impairment of carbon alloy facilities at Gary Works	2	(163)	—	(161)	—
Write-off of pre-engineering costs at Keetac	—	(30)	—	(30)	—
Gain on sale of real estate assets	—	45	—	45	—
Litigation reserves	—	—	—	(46)	—
Loss on assets held for sale	—	—	—	(9)	—
Curtailment gain	—	—	—	12	—
Impairment of goodwill	—	—	(23)	—	(1,795)
Restructuring and other charges (b)	—	—	(279)	—	(279)
Tax benefits (c)	—	—	561	—	561
Repurchase premium charge (d)	—	—	—	—	(22)
Write-off of equity investment	—	—	—	—	(15)
Supplier contract dispute settlement	—	—	—	—	15
Total Adjustments	1	(532)	259	(574)	(1,535)
Net income (loss) attributable to United States Steel Corporation, as reported (a)	$275	$(207)	$297	$102	(1,645)

Reconciliation to diluted net income (loss) per share
Adjusted diluted net income (loss) per share (a)	$1.82	$2.16	$0.27	$4.47	$(0.76)
Loss on deconsolidation of U. S. Steel Canada and other charges	(0.01)	(2.54)	—	(2.52)	—
Impairment of carbon alloy facilities at Gary Works	0.02	(1.08)	—	(1.06)	—
Write-off of pre-engineering costs at Keetac	—	(0.21)	—	(0.21)	—
Gain on sale of real estate assets	—	0.30	—	0.30	—
Litigation reserves	—	—	—	(0.31)	—
Loss on assets held for sale	—	—	—	(0.06)	—
Curtailment gain	—	—	—	0.08	—
Impairment of goodwill	—	—	(0.16)	—	(12.41)
Restructuring and other charges (b)	—	—	(1.93)	—	(1.93)
Tax benefits (c)	—	—	3.88	—	3.88
Repurchase premium charge (d)	—	—	—	—	(0.15)
Additional dilutive effects of securities	—	(0.05)	(0.13)	—	—
Write-off of equity investment	—	—	—	—	(0.10)
Supplier contract dispute settlement	—	—	—	—	0.10
Total adjustments	0.01	(3.58)	1.66	(3.78)	(10.61)
Diluted net income (loss) per share, as reported (a)	$1.83	$(1.42)	$1.93	$0.69	$(11.37)
(a) 2013 amounts have been revised to correct a prior period error that resulted in additional tax benefit of $27 million.
(b) Related primarily to the shut down of the iron and steelmaking facilities at Hamilton Works.
(c) Related to a tax restructuring and other items.
(d) Related to the repurchases of $542 million principal amount of our 4.00% Senior Convertible Notes due 2014.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	December 31,
(Dollars in millions)	2014	2014	2013	2014		2013
INCOME FROM OPERATIONS
Flat-rolled	$247	$347	$87	$709		$105
U. S. Steel Europe	34	29	12	133		28
Tubular	121	69	32	261		190
Other Businesses	18	34	15	82		77

Reportable Segment and Other Businesses Income from Operations	420	479	146	1,185		400
Postretirement benefit expense	(24)	(26)	(56)	(114)		(221)
Other items not allocated to segments:
Loss on deconsolidation of U. S. Steel Canada and other charges	(3)	(413)	—	(416)		—
Impairment of carbon alloy facilities	4	(199)	—	(195)		—
Write-off of pre-engineering costs	—	(37)	—	(37)		—
Gain on sale of real estate assets	—	55	—	55		—
Litigation reserves	—	—	—	(70)		—
Loss on assets held for sale	—	—	—	(14)		—
Curtailment gain	—	—	—	19		—
Impairment of goodwill	—	—	(23)	—		(1,806)
Restructuring and other charges (a)	—	—	(296)	—		(296)
Supplier contract dispute settlement	—	—	—	—		23

Total Income (Loss) from Operations	$397	$(141)	$(229)	$413		$(1,900)

CAPITAL EXPENDITURES
Flat-rolled	$103	$56	$101	$261		$349
U. S. Steel Europe	16	23	8	74		40
Tubular	16	13	27	76		69
Other Businesses	2	4	13	8		19

Total	$137	$96	$149	$419	(b)	$477	(b)
(a) 2013 amounts related primarily to the shut down of the iron and steelmaking facilities at Hamilton Works.
(b) Excludes the increase in accrued capital expenditures of $73 million and $14 million for the years ended December 31, 2014, and 2013, respectively.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	December 31,
	2014	2014	2013	2014	2013
OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	775	777	750	772	735
Flat-rolled U.S. Facilities (b)	775	786	757	782	740
U. S. Steel Europe	600	671	692	667	706
Tubular	1,625	1,567	1,509	1,538	1,530
Steel Shipments: (a) (c)
Flat-rolled (d)	3,015	3,692	3,470	13,908	14,644
U. S. Steel Europe	1,108	987	1,029	4,179	4,000
Tubular	448	428	414	1,744	1,757
Total Steel Shipments	4,571	5,107	4,913	19,831	20,401

Flat-rolled U.S. Facilities Steel Shipments(b)	3,015	3,240	3,066	12,376	13,349

Intersegment Shipments: (c)
Flat-rolled to Tubular	381	439	363	1,712	1,699
Raw Steel Production: (c)
Flat-rolled (d)	3,664	4,675	4,474	16,962	17,867
Flat-rolled U.S. Facilities (b)	3,664	4,133	3,890	15,218	16,678
U. S. Steel Europe	1,313	1,111	1,205	4,788	4,598
Raw Steel Capability Utilization: (d)
Flat-rolled	75%	86%	73%	80%	74%
Flat-rolled U.S. Facilities (e)	75%	85%	80%	78%	86%
U. S. Steel Europe	104%	88%	96%	96%	92%
(a) Excludes intersegment shipments.
(b) Excludes U. S. Steel Canada for all periods presented.
(c) Thousands of net tons.
(d) Based on annual raw steel production capability of 22.0 million net tons for Flat-rolled and 5.0 million net tons for
U. S. Steel Europe. Prior to the permanent shut down of the iron and steelmaking facilities at Hamilton Works on December 31, 2013, annual raw steel production capability for Flat-rolled was 24.3 million net tons. Subsequent to the CCAA filing and deconsolidation of U. S. Steel Canada, annual raw steel production capability for Flat-rolled is 19.4 million net tons. The quarter ended September 30, 2014, and year ended December 31, 2014, shipments and raw steel production amounts for Flat-rolled do not include U. S. Steel Canada after September 15, 2014.
(e) AISI capability utilization rates include our U.S. facilities (Gary Works, Great Lakes Works, Mon Valley Works, Granite City Works and Fairfield Works).